Exhibit 99.1

Capella Microsystems' Board Recommends Shareholders Tender Their Shares

MALVERN, PENNSYLVANIA - July 17, 2014 - Vishay Intertechnology, Inc., (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive electronic components, today announced that the board of Taiwan-based Capella Microsystems Inc. (GreTai Securities Market: 3582), which Vishay intends to acquire, has determined that the price per share offered by Vishay in a tender offer is reasonable and has recommended that shareholders of Capella tender their shares. A special offer review committee of Capella separately has made the same determination and recommendation.

On July 11, 2014, Vishay entered into an agreement to acquire Capella for approximately NT$6,051 million or US$205 million.

Vishay intends to acquire Capella first through a tender offer of up to 100 percent of Capella's outstanding shares at a price of NT$139 per share.  The tender offer is conditioned upon at least a majority of the outstanding shares being tendered. The period to tender outstanding shares ends on September 1, 2014, but could be extended pursuant to local regulations.  If a majority of the outstanding shares are tendered and the government approvals are obtained, the tender offer is expected to close in September 2014 followed by Vishay's acquisition of 100 percent of Capella in a merger by the end of January 2015.

In 2013, Capella had revenues of NT$1,873 million or approximately US$63 million achieving gross margins in the high 40%s and EBITDA of approximately US$19 million; cash and cash equivalents were approximately US$60 million without any long-term debt.

The closing of the tender offer and merger are subject to customary closing conditions, including obtaining all necessary governmental approvals and clearances.

Pepper Hamilton LLP and Lee and Li, Attorneys-at-Law, acted as legal counsel to Vishay. Oppenheimer & Co. acted as exclusive financial advisor and Jones Day acted as legal counsel to Capella.

About Vishay

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay's product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

About Capella Microsystems

Capella Microsystems, Inc. is a fabless IC design company which specializes in optical electronic related products. Capella designs a broad line of high performance integrated circuits. Capella's products are used in telecommunications, mobile phones, smartphones, handheld devices, digital cameras, laptops, desktop computers, LED backlighting, office automation equipment, household electrical appliance and automotive electronics. The company's principal product categories include ambient light sensor, IrDA, optical encoder, PDIC, proximity sensor, color sensor and UV sensor.

Statements contained herein that relate to Vishay's planned acquisition of the outstanding shares of Capella, including statements with respect to the timing of the transaction, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as believe, estimate, will be, will, would, expect, anticipate, plan, project, intend, could, should, or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. The factors that could cause actual results to materially differ include, but are not limited to, the following: general business and economic conditions, particularly the pace and continuation of recovery in the worldwide economy; uncertainty related to the effects of changes in foreign currency exchange rates; competition and technological changes in our industries; difficulties in new product development; difficulties in consummating the acquisition of Capella on terms which we consider acceptable including required regulatory approvals, and integration and performance of Capella; and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Vishay Intertechnology, Inc.
Contact:
Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President, Corporate Communications
+1-610-644-1300